Minutes of the Board of Directors of Diabetex
International Corporation

A special meeting of the Board of directors of Diabetes International Corp. was held on December 28, 1999. All directors were present. After discussion, the following resolution was unanimously passed.

BE IT RESOLVED, the Company shall issue 50,000 common restricted shares to Nathan Drage and 100,000 common restricted shares to Philip Blomquist. Such shares are issued in consideration of services performed on behalf of the company during the year 1999 for which other compensation has not been paid.

As of the 28th day of December, 1999

/s/ Philip R. Blomquist
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Philip R. Blomquist
President and CEO